Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 1, 2021, with respect to the consolidated financial statements, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

December 23, 2021